CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our independent auditors’ report dated February 22, 2008, relating to our audit of the consolidated financial statements of Equitable Financial Group, Inc. which appear in this Form 8-K/A of 1st United Bancorp, Inc. filed on or about March 11, 2008.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 11, 2008